Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is made and dated as of October 21, 2022 and is entered into by and among (a) PARTS iD, INC., a Delaware corporation (“Parent”) and each of its Subsidiaries, including PARTS iD, LLC (hereinafter collectively referred to as the “Borrower”), (b) the several financial institutions or entities from time to time parties to this Agreement as lenders (collectively, referred to as “Lender”), and (c) JGB Collateral, LLC, a Delaware limited liability company, in its capacity as collateral agent for Lender (in such capacity, the “Agent”).

RECITALS

A. Borrower has requested Lender make available to Borrower a Term Loan Advance in the principal amount of Five Million Five Hundred Thousand Dollars ($5,500,000), and, in the Lender’s sole and absolute discretion, one (1) additional Term Loan Advance of an incremental principal amount of Five Million Five Hundred Thousand Dollars ($5,500,000); and

B. Lender is willing to make such Term Loan Advances on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among Agent, Borrower and a third-party bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which grants Agent a perfected first priority security interest in the subject account or accounts.

“Advance Date” means the funding date of any Term Loan Advance.

“Advance Request” means a request for a Term Loan Advance submitted by Borrower to Agent in substantially the form of Exhibit F.

“Affiliate” means, as to any Person, (a) any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person, (b) any Person directly or indirectly owning, controlling or with power to vote ten percent (10%) or more of the outstanding voting securities of such Person, (c) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by such Person with power to vote such securities, or (d) any Person related by blood or marriage to any Person described in subsection (a), (b) or (c) of this paragraph; provided, however, that neither Roman Gerashenko or Stanislav Royzenshteyn or their respective Affiliates shall be shall be deemed Affiliates of the Borrowers for any purposes. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” has the meaning given to it in the preamble to this Agreement.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Amortization Date” means April 30, 2023.

“Assignee” has the meaning given to it in Section 10.13.

“Board” means, with respect to a Borrower, such Borrower’s board of directors or equivalent governing body.

“Borrower Products” means all products, software, service offerings, technical data or technology that are currently being, and may be in the future, designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of New York are closed for business.

“Cash” means all cash and Cash Equivalents.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof having maturities of not more than six (6) months from the date of acquisition; (b) certificates of deposit issued by any bank with assets of at least One Billion ($1,000,000,000) maturing no more than six (6) months from the date of investment therein; and (c) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) and (b) of this definition.

“Change in Control” means, with respect to Parent, (i) any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Parent, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Parent in which the holders of Parent’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Parent is the surviving entity or (ii) the sale, assignment, lease, license, transfer or other disposition of all or substantially all of the Parent’s assets.

“Claims” has the meaning given to it in Section 10.10.

“Closing Date” means the date of this Agreement.

“Collateral” means the property described in Section 3.

“Common Stock” means Parent’s Class A common stock, par value $0.0001 per share.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Default” means any circumstance, event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Draw Expiration Date” has the meaning set forth in Section 2.1(a).

“EBITDA” means, with respect to Parent during any calendar quarter, an amount equal to the net income of Parent, on a consolidated basis, determined in accordance with GAAP plus the sum of the following to the extent deducted in arriving at net income (but without duplication), (a) taxes, (b) interest expense, and (c) depreciation, depletion and amortization minus (x) non-cash items that increase net income.

“EBITDA Target” means (i) with respect to each quarter ended September 30, 2022, December 31, 2022, March 31, 2023, and June 30, 2023, ($3,000,000) and (ii) with respect to each quarter ended thereafter, ($1,000,000).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning given to it in Section 8.

“Excluded Collateral” means Borrower’s claims for trademark infringement against Volkswagen Group of America, Inc. pursuant to the lawsuit currently pending in the United States District Court for the District of New Jersey and captioned as Onyx Enterprises Int’l, Corp v. Volkswagen Group of America, Inc., Civil Action Number 3:20-cv-09976-BRM-ZNQ and all proceeds and products thereof.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Indebtedness” means, with respect to any Person, indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheet of such Person (such as merchant cash advances), and (e) all Contingent Obligations.

“Initial Term Loan Advance” has the meaning set forth in Section 2.1(a).

“Intellectual Property” means all of Borrower’s copyrights, whether registered or unregistered and whether published or unpublished, copyright registrations, mask works, and recordings, along with all moral and visual rights arising from or related thereto; trademarks, service marks, corporate names, trade names, designs, domain names, trade dress, logos, and other source or business identifiers; patents or certificates of invention, along with any industrial, design, utility model, or other related rights, and all rights to claim priority to the foregoing; intellectual property license agreements; all of Borrower’s software, computer programs, and source code; and trade secrets, know-how, and inventions; Borrower’s applications therefor and all improvements, reissues, divisions, continuations, continuations-in-part, substitutes, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property, together with any damages, awards, or other proceeds including attorney’s fees, and the goodwill associated therewith.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person (unless such assets consist solely of Inventory).

“Joinder Agreements” means for each New Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit E.

“Lender” has the meaning given to it in the preamble to this Agreement.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan Documents” means this Agreement, the Note, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Warrants, any Subordination Agreement and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Maximum Rate” shall have the meaning assigned to such term in Section 2.2.

“New Subsidiary” means any Subsidiary established or acquired by Borrower subsequent to the Closing Date.

“Note” means a promissory note or promissory notes to evidence Lender’s Loans substantially in the form of Exhibit A.

“Original Issue Discount” has the meaning set forth in Section 2.1(a).

“Permitted Indebtedness” means: (i) Indebtedness of Borrower or any Subsidiary in favor of Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness of up to One Hundred Thousand Dollars ($100,000) outstanding at any time secured by a Lien described in clause (iv) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment financed with such Indebtedness; (iii) Subordinated Indebtedness; (iv) Indebtedness incurred in the ordinary course of business in respect of corporate credit cards; (v) Indebtedness with respect to outstanding letters of credit, banker’s acceptances or similar instruments posted in the ordinary course of business, provided, the outstanding principal amount of such Indebtedness described in clauses (iv) and (v)on a combined basis shall not exceed $100,000 in the aggregate at any time; (vi) Indebtedness which is solely collateralized by and solely recourse to the Excluded Collateral; and (vii) other Indebtedness in an amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding.

“Permitted Investment” means: (i) Cash, (ii) Investments accepted in connection with Permitted Transfers; (iii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (iv) Investments consisting of notes receivable of, or prepaid royalties to, customers and suppliers who are not Affiliates, in the ordinary course of business; (v) Investments by a Borrower in another Borrower; (vi) upfront or advance payments made to contract manufacturers or suppliers of raw materials, in each case, that are not Affiliates in respect of purchases of goods or services in the ordinary course of business and pursuant to a written agreement; and (vi) additional Investments that do not exceed Fifty Thousand Dollars ($50,000) in the aggregate.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Agent or Lender; (ii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iii) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties, and which claims or demands are either not delinquent or are being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens on Equipment constituting purchase money Liens and Liens in connection with capital leases, in each case, securing Indebtedness permitted in clause (ii) of “Permitted Indebtedness”; (v) security deposits in connection with real property leases in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) at any time; (vi) pledges or deposits made in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, social security and other like laws; (vii) Liens arising from the filing of precautionary UCC financing statements with respect to any lease not prohibited by this Agreement; (viii) Liens against Excluded Collateral with respect to Indebtedness set forth in clause (vi) of the definition of Permitted Indebtedness, and (viii) other Liens securing other obligations not in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate.

“Permitted Transfers” means (i) sales of Inventory in the ordinary course of business, (ii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, (iii) dispositions from a Borrower to another Borrower, (iv) the abandonment in the ordinary course of business of Intellectual Property that is no longer used or useful to Borrower, (v) non-exclusive licenses or sublicenses of rights in Intellectual Property of Borrower in the ordinary course of business or in connection with any Permitted Transfer, and (vi) other transfers of assets having a fair market value of not more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Second Term Loan Advance” has the meaning set forth in Section 2.1(a).

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising (including, for the avoidance of doubt, the Original Issue Discount).

“Securities Act” means the Securities Act of 1933, as amended.

“Subordination Agreements” means any subordination agreement in form and substance satisfactory to Agent entered into from time to time with respect to Subordinated Indebtedness.

“Subordinated Indebtedness” means unsecured Indebtedness incurred by Borrower on terms satisfactory to Agent that is subordinated in writing to all of the Secured Obligations, pursuant to a Subordination Agreement.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls fifty percent (50.0%) or more of the outstanding voting securities.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Term Loan Advance(s)” shall have the meaning assigned to such term in Section 2.1(a).

“Term Loan Interest Rate” means eight (8%) per annum.

“Term Loan Maturity Date” means October 31, 2025.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Warrants” means, with respect to the Initial Term Loan Advance, a five-year common stock purchase warrants to purchase 1,000,000 shares of Common Stock at an exercise price of $2.00 per share, and, with respect to the Second Term Loan Advance (if any), a five-year common stock purchase warrants to purchase 1,000,000 shares of Common Stock at an exercise price of $2.00 per share, in each case, in the form attached hereto as Exhibit G.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2. THE LOAN

2.1 Term Loan.

(a) The Term Loan Advances. Subject to the terms and conditions of this Agreement, on the Closing Date, Lender will severally (and not jointly) make available to the Borrower, in an amount not to exceed its respective Term Commitment, a Term Loan Advance of Five Million Five Hundred Thousand Dollars ($5,500,000) in the aggregate (the “Initial Term Loan Advance”), plus, in the Lender’s sole and absolute discretion and subject to the terms and conditions of this Agreement, until the date that is six (6) months after the Closing Date (the “Draw Expiration Date”), an additional Term Loan Advance of Five Million Five Hundred Thousand Dollars ($5,500,000) (the “Second Term Loan Advance” and together with the Initial Term Loan Advance, the “Term Loan Advances” and each such Term Loan Advance, a “Term Loan Advance”), in each case, the Term Loan Advances shall be funded by Lender less the Original Issue Discount. Proceeds of any Term Loan Advance shall be deposited into an account that is subject to a first-priority perfected security interest in favor of Agent perfected by an Account Control Agreement. Each Term Loan Advance will be funded with an original issue discount of Five Hundred Thousand Dollars ($500,000) (the “Original Issue Discount”).

(b) Advance Request. To obtain the Second Term Loan Advance, Borrower shall complete, sign and deliver to Agent an Advance Request at least twenty (20) Business Day before the requested Advance Date. Lender shall fund the Second Advance Request less the Original Issue Discount in its sole and absolute discretion and provided further that each of the conditions precedent to the Second Term Loan Advance is satisfied as of the Closing Date.

(c) Interest. The principal balance of each Term Loan Advance, including, for the avoidance of doubt, the Original Issue Discount, shall bear interest thereon from the applicable Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed.

(d) Payment.

(i) Borrower will pay interest on the Term Loan Advances on the last Business Day of each month, beginning the month after the Closing Date.

(ii) Commencing on the Amortization Date, and continuing on the last Business Day of each month thereafter, Borrower shall, together with the monthly payment of interest, repay a portion of the aggregate principal balance of the Term Loan Advances in monthly installments of principal of $183,000.00; provided, however, if the Second Term Loan Advance is advanced by Lender, then the amount of each monthly installment shall automatically be increased to $366,000.

(iii) The entire principal balance of the Term Loan Advances and all accrued but unpaid interest hereunder, and all other Secured Obligations with respect to the Term Loan Advances, including, for the avoidance of doubt, the Original Issue Discount, shall be due and payable on Term Loan Maturity Date.

(iv) Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Borrower will make all payments of principal and interest in legal tender of the United States of America by wire transfer of immediately available funds to one or more accounts identified in writing by Lender. Once repaid, a Term Loan Advance or any portion thereof may not be re-borrowed.

2.2 Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal amount of the Term Loan Advances; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.3 Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to two percent (2%) of the past due amount shall be payable on demand, in addition to interest accruing pursuant to Section 2.1(c). In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall upon the election of the Agent or the Lenders bear interest at the Term Loan Interest Rate, plus five (5) percentage points. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c) or this Section 2.3, as applicable.

2.4 Prepayment. Borrower may, at any time, at its option upon at least five (5) Business Days prior notice to the Agent, prepay all or a portion of the outstanding Term Loan Advances by paying to the Lender the entire outstanding entire principal balance of the Term Loan Advances or the applicable portion thereof, including, for the avoidance of doubt, the Original Issue Discount, and all accrued and unpaid interest thereon. Each prepayment of the Term Loan Advances shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or, if less, the aggregate principal amount of the Term Loan Advances outstanding).

2.5 Notes. On the Closing Date, Borrower shall execute and deliver to Lender a Note to evidence the Term Loan Advances.

2.6 Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loan Advances shall be made pro rata according to the Term Commitments of the relevant Lender.

SECTION 3. SECURITY INTEREST

3.1 As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest in all of Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Accounts; (b) Equipment and machinery; (c) Chattel Paper; (d) Instruments; (c) Fixtures; (e) General Intangibles, including all licenses, contracts and contract rights; (f) Inventory; (g) Investment Property; (h) Deposit Accounts; (i) Cash; (j) Goods; (k) Intellectual Property; (l) Documents; (m) proceeds of insurance policies covering any property referred to herein; (n) books and records related to any property described herein; (o) Supporting Obligations securing the payment of, or performance under, any of the foregoing and (p) all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all products, additions, increases and accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

Notwithstanding the foregoing, the Collateral does not include the Excluded Collateral.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligation of Lender to make a Term Loan Advance hereunder is subject to the satisfaction by Borrower of the following conditions:

4.1 Borrower Deliveries. On or prior to the Closing Date, Borrower shall have delivered to Agent the following:

(a) executed copies of the Loan Documents (provided that in the case of the Note and Warrants, original copies thereof shall be delivered to Agent promptly after the Closing Date), Account Control Agreements, and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b) certified copy of resolutions of the Board of each Borrower, evidencing approval of (i) the Term Loan Advances and the other transactions evidenced by the Loan Documents; (ii) the security interest granted to the Agent under this Agreement and (iii) with respect to Parent, the issuance of the Warrants to Lender (for the avoidance of doubt, the Warrants are fully earned by Lender regardless of whether the Borrower requests Term Loan Advances equal to the entire Term Commitment of the Lender or only a portion thereof);

(c) certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Parent;

(d) certified copies of the organizational documents of each Borrower other than Parent; and

(e) a certificate of good standing for each Borrower from its state of incorporation or formation.

4.2 Conditions to Initial Term Loan Advance. With respect to the Initial Term Loan Advance:

(a) the representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the initial Advance Date (unless any such representation and warranty is qualified as to materiality or Material Adverse Effect in which case such representation and warranty shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(b) Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after the Advance Date no Default or Event of Default shall have occurred and be continuing; and

(c) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

4.3 Condition to the Second Term Loan Advance. The Second Term Loan Advance (if any) shall be made in the sole and absolute discretion of Lender and Lender shall have no obligation to make any such advance; provide, however, that where Lender has agreed to make any such Second Term Loan Advance, the Second Term Loan Advance shall be made unless the following conditions are satisfied:

(a) Borrower shall have delivered an Advance Request in accordance with Section 2.1(b);

(b) Borrower shall have delivered a duly executed Warrant to each Lender;

(c) the representations and warranties set forth in this Agreement shall be true and correct in material all respects on and as of the applicable Advance Date (unless any such representation and warranty is qualified as to materiality or Material Adverse Effect in which case such representation and warranty shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(d) Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after the applicable Advance Date no Default or Event of Default shall have occurred and be continuing; and

(e) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

4.4 Conditions Subsequent. The Initial Term Loan Advance is made pursuant to the following conditions subsequent:

(a) Not later than thirty (30) days after the date of this Agreement, the Borrowers shall deliver to the Agent, (i) in form and substance satisfactory to the Agent, duly executed landlord waivers or collateral access agreements for each location where the Borrowers hold Inventory.

(b) Not later than (15) days after the date of this Agreement, the Borrower shall deliver to the Agent an Account Control Agreement with respect to the Borrower’s accounts maintained at Wells Fargo Bank duly executed by the Borrower and such bank.

(c) Not later than sixty (60) days after the date of this Agreement, the Borrower shall cause all of its accounts held at Pacific Premier Bank to be closed.

4.5 Borrower Acknowledgement. Borrower acknowledges and agrees that Lender never has any obligation, under any circumstances, to make the Second Term Loan Advance. Borrower further acknowledges that it does not ever expect and is not relying upon receipt of the Second Term Loan Advance. Borrower shall not bring any claim against Lender or raise any defense based on Lender’s refusal to make the Second Term Loan Advance.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1 Corporate Status. Borrower is an entity duly organized, legally existing and in good standing under the laws of the jurisdiction of its formation, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s and each Subsidiary’s present name, former names and locations (if any) for the five (5) years prior to the Closing Date), place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit B, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.

5.2 Collateral. Borrower owns the Collateral, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3 Consents. Borrower’s execution, delivery and performance of the Note, this Agreement and all other Loan Documents (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s organizational documents, or any law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) do not violate any contract or agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Loan Documents are duly authorized to do so. Parent’s issuance of the Warrants has been duly authorized by Parent’s Board and the shares of Common Stock issuable upon exercise of the Warrant, when issued, shall constitute duly authorized, fully paid and non-assessable shares of Common Stock.

5.4 Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

5.5 Actions Before Governmental Authorities. There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property, that is reasonably expected to result in a Material Adverse Effect.

5.6 Laws. Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in material default in any manner under any provision of any material agreement to which it is a party or by which it is bound. Borrower, its controlled Affiliates and, to the knowledge of the Borrower, any agent or other party acting on behalf of Borrower or its controlled Affiliates are in material compliance with all applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations, and none of the funds to be provided under this Agreement will be used, directly or indirectly, for any activities in violation of such laws and regulations.

5.7 Information Correct and Current.

5.7.1 No written information, report, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such written information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made.

5.7.2 Parent’s Common Stock is registered under Section 12(b) of the Exchange Act. Parent is in compliance in all material respects with applicable securities laws and, in the prior twelve (12) months, has timely filed all required reports under the Exchange Act. The information and statements in Parent’s publicly available documents were true and correct in all material respects as of the respective dates of such information and statements and at the time that any such documents were filed on System for Electronic Document Analysis and Retrieval  and, as of the respective dates filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), did not contain an untrue statement of a material fact and did not omit to state any material fact that was required to be stated or necessary to prevent a statement that is made from being false or misleading in the circumstances in which it was made, and there has been no material change that has occurred which has not been publicly disclosed.

5.7.3 All consolidated and consolidating financial statements for Parent delivered to the Agent fairly present in all material respects the consolidated and consolidating financial condition and results of operations of Parent as of the respective dates and for the respective periods then ended, and there are no material liabilities (including any contingent liabilities) which are not reflected in such financial statements. There has not been any material deterioration in the consolidated and consolidating financial condition of Parent since the date of the most recent financial statements submitted to the Agent.

5.8 Tax Matters. Except those being contested in good faith with adequate reserves under GAAP, (a) Borrower has filed all material federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the two (2) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings). Borrower is classified as a “C” Corporation for federal and state income tax purposes. Borrower is not presently and has never been a “United States real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.

5.9 Financial Accounts. Exhibit C, as may be updated by Borrower in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.10 Employee Loans. Borrower has no outstanding loans to any employee, officer or director of Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of Borrower by a third party.

5.11 Capitalization and Subsidiaries. Parent does not own any stock, partnership interest or other securities of any Person, except for the Subsidiaries listed on Schedule 5.11 and Permitted Investments.

5.12 Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property material to Borrower’s business. (i) To Borrower’s knowledge, each of the material copyrights, trademarks and patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, (iii) no claim in writing, and to Borrower’s knowledge no verbal threat, has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party other than ID Parts counterclaims asserted in PARTSiD, LLC. v. ID Parts, LLC, Civil Action Number 20-cv-11253-RWZ pending before the Federal District Court for the District of Massachusetts); and (iv) to Borrower’s knowledge, no third party is infringing, diluting, misappropriating or otherwise violating any of the Intellectual Property (other than in connection with PARTSiD, LLC. v. ID Parts, LLC, Civil Action Number 20-cv-11253-RWZ pending before the Federal District Court for the District of Massachusetts and Onyx Enterprises Int’l, Corp v. Volkswagen Group of America, Inc., Civil Action Number 3:20-cv-09976-BRM-ZNQ pending in the United States District Court for the District of New Jersey). Exhibit I is a true, correct and complete list of each of Borrower’s patents, registered U.S. trademarks, registered copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder. Within 15 days after the date of this Agreement (or such later date as Agent may agree in its sole discretion), Borrower will deliver to Agent an executed Intellectual Property security agreement which lists Borrower’s foreign registered trademarks.

5.13 Intellectual Property. Borrower has, or believes that it can license on commercially reasonable terms, all material rights with respect to Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, and in the case of licenses, except for restrictions that are unenforceable under Article 9 of the UCC, to the Borrower’s knowledge, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business and other conditions to the Borrower’s ability to grant a sublicense to any third party) to any third party, and Borrower, to the Borrower’s knowledge, owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to Borrower’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products except customary covenants in inbound license agreements and equipment leases where Borrower is the licensee or lessee.

5.14 Borrower Products. Except as set forth on Exhibit I, no material Intellectual Property owned by Borrower or Borrower Products has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof (other than in connection with PARTSiD, LLC. v. ID Parts, LLC, Civil Action Number 20-cv-11253-RWZ pending before the Federal District Court for the District of Massachusetts and Onyx Enterprises Int’l, Corp v. Volkswagen Group of America, Inc., Civil Action Number 3:20-cv-09976-BRM-ZNQ pending in the United States District Court for the District of New Jersey). There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest at any time in any material Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any material Intellectual Property (or written notice of any claim challenging or questioning the ownership in any material licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim. To Borrower’s knowledge, neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1 Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Borrower must maintain a minimum of Three Million Dollars ($3,000,000) of commercial general liability insurance for each occurrence and Five Million Dollars ($5,000,000) in the aggregate. Borrower has and agrees to maintain a minimum of Two Million Dollars ($2,000,000) of directors’ and officers’ insurance for each occurrence and Three Million Dollars ($3,000,000) in the aggregate. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.

6.2 Certificates. On the Closing Date, Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Agent is an additional insured for commercial general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved.

6.3 Indemnity. Borrower agrees to indemnify and hold Agent, Lender and their officers, directors, employees, agents, attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, documented reasonable out-of-pocket costs and expenses, damages and liabilities (including such claims and documented reasonable out-of-pocket costs and expenses, damages and liabilities based on liability in tort, including strict liability in tort), including documented reasonable out-of-pocket attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of (a) credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, and/or (b) in connection with any registration statement of the Company providing for the resale by the Lenders of the shares of Common Stock issued and issuable upon exercise of the Warrants, arising out of or relating to (i) any untrue or alleged untrue statement of a material fact contained in any registration statement filed pursuant to Exhibit C to the Warrants, any prospectus or any form of prospectus or in any amendment or supplement thereto, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading or (ii) any violation or alleged violation by the Company of applicable state and federal securities law, in any case, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Agent and Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Agent or Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, the Loan Agreement.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1 Financial Reports. Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

(a) Within forty-five (45) days after the last day of each fiscal quarter, in the event Parent has not otherwise filed its Quarterly Report on Form 10-Q, a company prepared unaudited consolidated and consolidating balance sheet, income statement and statement of cash flows covering the Parent’s operations for such fiscal quarter, in form acceptable to the Agent, certified by Parent’s Chief Financial Officer as having been prepared in accordance with GAAP, consistently applied, except for the absence of footnotes, and subject to normal year-end adjustments;

(b) As soon as available, but no later than ninety (90) days after the last day of Parent’s fiscal year, in the event Parent has not otherwise filed its Annual Report on Form 10-K, audited consolidated financial statements prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to the Agent, together with any management letter with respect thereto;

(c) Not later than (5) days after delivery, copies of all statements, reports and notices generally made available to all stockholders unless such statements, reports and notices are filed with the Securities and Exchange Commission and a link to such filing is posted on Parent’s website;

(d) A prompt report of any legal actions pending or threatened in writing against Borrower that could result in damages or costs to Borrower, individually or in the aggregate for all related proceedings, of Two Hundred and Fifty Thousand ($250,000) or more, or of Borrower taking or threatening legal action against any third person with respect to a material claim, and with respect to any pending action or threatened action, a prompt report of any material development with respect thereto; and

(e) as soon as practicable (and in any event within thirty (30) days) after the end of each calendar quarter, a Compliance Certificate in the form of Exhibit D.

7.2 EBITDA; Revenue.

7.2.1 Parent shall maintain quarterly EBITDA of at least the applicable EBITDA Target, measured as of the last day of each calendar quarter commencing with the calendar quarter ended September 30, 2022.

7.2.2 Parent shall maintain consolidated quarterly net revenue (as determined in accordance with GAAP and as set forth in the Company’s financial statements) of at least $75,000,000, measured as of the last day of each calendar quarter commencing with the calendar quarter ended September 30, 2022.

7.3 Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority (subject to Permitted Liens) to Agent’s Lien on the Collateral. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower in accordance with Section 9-504 of the UCC), collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower; provided, however that such filings shall exclude the Excluded Collateral. Borrower shall protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.4 Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Permitted Indebtedness.

7.5 Collateral. Borrower shall at all times keep the Collateral and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any legal process affecting the Collateral, such other property and assets, or any Liens thereon, provided however, that the Collateral and such other property and assets may be subject to Permitted Liens.

7.6 Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments. For the avoidance of doubt, and notwithstanding anything contained herein to the contrary, nothing in this Section 7.6 or elsewhere in this Agreement shall prohibit the Company from purchasing Inventory.

7.7 Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) so long as any Default or Event of Default has occurred and is continuing, repurchase or redeem any class of stock or other equity interest, or (b) so long as any Default or Event of Default has occurred and is continuing, declare or pay any Cash dividend or make a Cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors, except that Borrower and its Subsidiaries may (i) pay dividends solely in common stock, (ii) make cashless repurchases of equity interests deemed to occur upon exercise of stock options or warrants of such equity interests to represent a portion of the exercise price of such options or warrants and (iii) make payments of Cash in lieu of fractional shares of equity interests arising out of stock dividends, splits or combinations in connection with exercises or conversions of options, warrants and other convertible securities, not to exceed $10,000 in any 12 month period.

7.8 Transfers. Except for Permitted Transfers, Borrower shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any portion of its assets. For the avoidance of doubt, nothing in this Agreement prohibits Parent from issuing and selling shares of its Common Stock or other equity securities in registered or unregistered offering.

7.9 Mergers or Acquisitions. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into a Borrower with such Borrower as the surviving entity or (b) a Borrower into another Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.10 Taxes. Borrower shall pay when due all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP. Borrower shall not make any election which would cause it to be treated other than as a “C” corporation for state and U.S. federal income taxes.

7.11 Corporate Changes. Borrower shall not change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Agent. Borrower shall not relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States. Borrower shall not relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to Fifty Thousand Dollars ($50,000) in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit B to another location described on Exhibit B) unless (i) it has provided prompt written notice to Agent, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Agent.

7.12 Deposit Accounts. Borrower shall not maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement.

7.13 Subsidiaries. Borrower shall notify Agent of each Subsidiary formed subsequent to the Closing Date and, within thirty (30) days of formation, shall cause any such Subsidiary to execute and deliver to Agent a Joinder Agreement.

7.14 Notification of Event of Default. Borrower shall notify Agent immediately upon obtaining knowledge of the occurrence of any Event of Default.

7.15 Use of Proceeds. Borrower shall use the proceeds of each Term Loan Advance to fund working capital and other general corporate purposes.

7.16 Cash Minimum. Parent shall at all times maintain at least $2,000,000 (the “Cash Minimum”) in unrestricted, unencumbered Cash in a Deposit Account subject to an Account Control Agreement; provided, that if the Second Term Loan Advance is made, the Cash Minimum shall be increased to $4,000,000; provided, further, that the Cash Minimum shall be reduced by $1 for each $3 of the outstanding principal balance of the Term Loan Advances that are repaid to Lender hereunder and, once the outstanding principal balance of the Term Loan Advances is equal to $2,000,000, the Cash Minimum shall be reduced by $1 for each $1 of the outstanding principal balance of the Term Loan Advances that are repaid to Lender hereunder.

SECTION 8. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

8.1 Payments. Borrower fails to pay (i) principal or interest due under this Agreement or the Note on the due date or (ii) any other amount due under this Agreement, the Note or any of the other Loan Documents on the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Lender or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following the applicable due date for such payment; or

8.2 Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among Borrower, Borrower, Agent and Lender, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.1, 7.2, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, Section 7.12, and Section 7.16), any other Loan Document or any other agreement among Borrower, Agent and Lender, such default continues for more than twenty (20) days after the earlier of the date on which (i) Agent or Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.1, 7.2, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, Section 7.12, and Section 7.16 the occurrence of such default; or

8.3 Material Adverse Effect. A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; or

8.4 Representations. Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

8.5 Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or any of their respective directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against it in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

8.6 Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) and Borrower fails to satisfy and discharge the same within thirty (30) days; or

8.7 Other Obligations. The occurrence of any default (after the expiration of any notice or grace period) under any agreement or obligation of Borrower involving any Indebtedness in excess of One Hundred Thousand Dollars ($100,000); or

8.8 Change in Control. The occurrence of a Change in Control; or

8.9 Delisting. The delisting of the Common Stock on the NYSE American or the suspension of trading thereon for more than five (5) consecutive Business Days if such delisting or suspension arises out of Borrower’s failure to comply with the applicable rules and/or continued listing requirements of the NYSE American and not as a result of a transaction in which Parent voluntarily agrees to the delisting of its Common Stock for any reason.

SECTION 9. REMEDIES

9.1 General. Upon and during the continuance of any one or more Events of Default, (i) Agent may, at its option, accelerate and demand payment of all or any part of the Secured Obligations and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 8.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of Borrower’s account debtors to make payment directly to Agent, compromise the amount of any such account on Borrower’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account. Agent may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.

9.2 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and Lender in an amount sufficient to pay in full Agent’s and Lender’s reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 10.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal and interest), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full and final payment in cash of all of the Secured Obligations (other than inchoate obligations), to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

9.3 No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

9.4 Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 10. MISCELLANEOUS

10.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile, electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

If to Agent:	JGB Collateral, LLC
c/o JGB Management, Inc.
Attention: Bart Holl
21 Charles Street
Westport, CT 06880
Email: hdorbandt@jgbcap.com
Facsimile: 212-253-4093
Telephone: 212-355-5771

If to Lender:	c/o JGB Management, Inc.
Attention: Hunter Dorbandt
21 Charles Street
Westport, CT 06882
Email: hdorbandt@jgbcap.com
Facsimile: 212-253-4093
Telephone: 212-355-5771

If to Borrower:	PARTS iD, Inc.
Attention: Chief Financial Officer
1 Corporate Drive, Suite
Cranbury, New Jersey 08512
Telephone: (609) 624-4700

or to such other address as each party may designate for itself by like notice.

10.3 Entire Agreement; Amendments.

(a) This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof.

(b) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.3(b). The Lenders and Borrower party to the relevant Loan Document may, or, with the written consent of the Lenders, Agent and Borrower party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of Lenders or of Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Lenders or Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, Lender, Agent, and all future holders of the Term Loan Advances.

10.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.5 No Waiver. The powers conferred upon Agent and Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lender to exercise any such powers. No omission or delay by Agent or Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or Lender is entitled, nor shall it in any way affect the right of Agent or Lender to enforce such provisions thereafter.

10.6 Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

10.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent and Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents with notice to Borrower, and all of such rights shall inure to the benefit of Agent’s and Lender’s successors and assigns; provided that neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents (i) as long as no Event of Default has occurred and is continuing, without the prior written consent of the Borrower (not to be unreasonably withheld, delayed or conditioned) or (ii) to any party that is a direct competitor of Borrower (as reasonably determined by Agent), it being acknowledged that in all cases, any transfer to an Affiliate of any Lender or Agent shall be allowed.

10.8 Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lender in the State of New York, and shall have been accepted by Agent and Lender in the State of New York. Payment to Agent and Lender by Borrower of the Secured Obligations is due in the State of New York. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

10.9 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 10.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of New York. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in New York County, State of New York; (b) waives any objection as to jurisdiction or venue in New York County, State of New York; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 10.2, and shall be deemed effective and received as set forth in Section 10.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

10.10 Mutual Waiver of Jury Trial / Judicial Reference.

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and Lender; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 10.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

10.11 Professional Fees.

(a) Borrower promises to pay Agent’s and Lender’s reasonable and documented out-of-pocket fees and expenses which are (x) necessary to finalize the loan documentation, including but not limited to reasonable and documented out-of-pocket attorneys fees, UCC searches, filing costs, and other miscellaneous expenses and (y) incurred by Agent and Lender after the Closing Date in connection with or related to: (1) the Term Loan Advances; (2) the administration, collection, or enforcement of the Term Loan Advances and/or the Loan Documents; (3) the amendment or modification of the Loan Documents; and (4) any waiver, consent, release, or termination under the Loan Documents.

(b) In addition, Borrower promises to pay any and all reasonable and documented out-of-pocket attorneys’ and other professionals’ fees and expenses incurred by Agent and Lender after the Closing Date in connection with or related to: (x) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (y) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (z) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

10.12 Borrower Liability. Each Borrower hereunder shall be jointly and severally obligated to repay all Term Loan Advances made hereunder, regardless of which Borrower actually receives said Term Loan Advance, as if each Borrower hereunder directly received all Term Loan Advances. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Agent to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Agent may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Agent under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Secured Obligations, for any payment made by such Borrower with respect to the Secured Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by such Borrower with respect to the Secured Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section 10.12, such Borrower shall hold such payment in trust for Lenders and such payment shall be promptly delivered to Agent, for the ratable benefit of Lenders, for application to the Obligations, whether matured or unmatured.

10.13 Assignment of Rights. Borrower acknowledges and understands that Agent or Lender may, subject to Section 10.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lender shall retain all rights, powers and remedies hereby given. No such assignment by Agent or Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s)(if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

10.14 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or Lender in cash.

10.15 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

10.16 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, Lender and Borrower.

10.17 Agency.

(a) Lender hereby irrevocably appoints JGB Collateral LLC to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including, without limitation, to act as collateral agent and (i) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (ii) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (iii) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Borrower, the obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (iv) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (v) to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by Borrower to secure any of the obligations created by the Loan Documents.

(b) Lender agrees to indemnify Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Commitments) in effect on the date on which indemnification is sought under this Section 10.17, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of the Term Loan Advances and all other amounts payable hereunder.

(c) Agent in Its Individual Capacity. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(d) Exculpatory Provisions. Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent shall not:

(i) be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;

(ii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by Lender, provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and Agent shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as Agent or any of its Affiliates in any capacity.

(e) Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Lender or as Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(f) Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

(g) Reliance by Agent. Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of the Loan Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement, the Loan Agreement and the other Loan Documents at the request or direction of Lenders unless Agent shall have been provided by Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

(h) Collateral Matters. Lender irrevocably authorizes Agent, and Agent agrees,

(i) to release any Lien on any Collateral or other property granted to or held by Agent under any Loan Document (A) upon the payment in full of all Secured Obligations, (B) that is or is to be sold or otherwise disposed of pursuant to a Permitted Transfer, or (C) subject to Section 10.3(b), if approved, authorized or ratified in writing by the Lenders; and

(ii) to subordinate or release any Lien on any Equipment granted to or held by Agent under any Loan Document to the holder of any Lien on such Equipment constituting a purchase money Lien or a Lien in connection with capital leases, in each case solely to the extent such Lien is permitted in clause (iv) of the definition of “Permitted Liens”.

10.18 Publicity. Not later than three (3) Business Days after the Closing Date, the Company shall publicly disseminate a press release and a Current Report Form 8-K, which shall include the Loan Documents as exhibits thereto, disclosing all of the material terms of the Loan Documents, and the Agent shall have the opportunity to review and comment on such press release and Current Report on Form 8-K. Except as set forth in the preceding sentence, none of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party's name, logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, service marks or other indicia of source in any news or press release concerning such party.

10.19 Treasury Regulations. Borrower, Agent and Lender hereby acknowledge and agree that, for United States income tax purposes, for an aggregate purchase price of $5,000,000, (i) Lender shall make the Initial Term Loan Advance to Borrower and (ii) Borrower shall sell to, and the Lender shall purchase from Borrower, the Warrants, in each case, in the respective amounts and purchase prices set forth opposite each Lender’s name on Schedule 1.1.  Furthermore, Borrower and Lender hereby acknowledge and agree that (i) the issue price (within the meaning of Section 1273(b) of the Internal Revenue Code) of the Term Loan Advance is determined pursuant to Section 1272-1275 of the Code and the Treasury Regulations thereunder and (ii) for United States federal income tax purposes, the issue price of the Warrants within the meaning of Section 1273(b) of the Internal Revenue Code, which issue price was determined pursuant to Section 1.1273-2(h)(1) of the Treasury Regulations, is equal to $________.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

PARTS iD, Inc., as a Borrower

Signature:	/s/ Antonino Ciappina
Print Name:	Antonino Ciappina
Title:	Chief Executive Officer

PARTS iD, LLC., as a Borrower

Signature:	/s/ Antonino Ciappina
Print Name:	Antonino Ciappina
Title:	Chief Executive Officer

(Signature Page to Loan and Security Agreement)

AGENT:

JGB COLLATERAL, LLC

Signature:	/s/ Brett Cohen
Print Name:	Brett Cohen
Title:	Brett Cohen

LENDERS:

JGB CAPITAL, LP

Signature:	/s/ Brett Cohen
Print Name:	Brett Cohen
Title:	Brett Cohen

JGB PARTNERS, LP

Signature:	/s/ Brett Cohen
Print Name:	Brett Cohen
Title:	Brett Cohen

JGB (Cayman) Glenegedale Ltd.

Signature:	/s/ Brett Cohen
Print Name:	Brett Cohen
Title:	Brett Cohen

(Signature Page to Loan and Security Agreement)

Table of Exhibits and Schedules

Exhibit A:	Promissory Note
Exhibit B:	Name, Locations, and Other Information for Borrower
Exhibit C:	Borrower’s Deposit Accounts and Investment Accounts
Exhibit D:	Compliance Certificate
Exhibit E:	Joinder Agreement
Exhibit F:	Advance Request
Exhibit G:	Warrants
Exhibit I:	Registered Intellectual Property

Schedule 1.1:	Lender Commitments
Schedule 5.11:	Subsidiaries

Schedule 1.1

Lender Commitments

	Initial Tranche	Subsequent Tranche
JGB Capital LP	$550,000	$550,000
JGB Partners LP	$2,750,000	$2,750,000
JGB (Cayman) Glenegedale Ltd.	$2,200,000	$2,200,000
Total	$5,500,000	$5,500,00

Schedule 5.11

Subsidiaries

Parts iD, LLC

EXHIBIT A

PROMISSORY NOTE

$11,000,000	Closing Date: October 21, 2022
Maturity Date: October 31, 2025

FOR VALUE RECEIVED, Parts iD, Inc., a Delaware corporation, and Parts iD, LLC (collectively, the “Borrower”) hereby promise to pay, jointly and severally, to the order of JGB Capital, LP, JGB Partners, LP and JGB (Cayman) Glenegedale Ltd. or the holder of this Note (collectively, “Lender”) at c/o JGB Management, 21 Charles Street, Westport, CT 06880 or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of $11,000,000 or such other principal amount as Lender has advanced to Borrower, together with interest at a rate as set forth in Section 2.1(c) of the Loan Agreement based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated October 21, 2022, by and among Borrower, Lender, and JGB Collateral, LLC, a Delaware limited liability (the “Agent”) and the several banks and other financial institutions or entities from time to time party thereto as lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of New York, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

This Promissory Note was issued with original issue discount (“OID”) for U.S. federal income tax purposes. The issue price, amount of OID, issue date and yield to maturity with respect to this Promissory Note may be obtained by contacting the Chief Financial Officer of the Borrower at 1 Corporate Drive, Suite C, Cranbury, New Jersey 08512.

BORROWER:
Parts iD, Inc.
Parts iD, LLC

By:
Title:

EXHIBIT B

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

1. Borrower represents and warrants to Agent that Borrower’s current name and organizational status as of the Closing Date is as follows:

Name:	Parts iD, Inc.

Type of organization:	Corporation

State of organization:	Delaware

Organization file number:

Tax Id Number:

Name:	Parts iD, LLC

Type of organization:	Limited Liability Company

State of organization:	Delaware

Organization file number:

Tax Id Number:

2. Borrower represents and warrants to Agent that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:

Name:

Name:

Name:

3. Borrower represents and warrants to Agent that its chief executive office is located at 1 Corporate Drive, Suite C, Cranbury, New Jersey 08512.

EXHIBIT C

BORROWER’S DEPOSIT ACCOUNTS AND INVESTMENT ACCOUNTS

EXHIBIT D

COMPLIANCE CERTIFICATE

JGB Collateral, LLC (as “Agent”)

21 Charles Street

Westport, CT 06880

Reference is made to that certain Loan and Security Agreement dated October 21, 2022 and the Loan Documents (as defined therein) entered into in connection with such Loan and Security Agreement all as may be amended from time to time (hereinafter referred to collectively as the “Loan Agreement”) by and among Parts iD, Inc. and Parts iD, LLC (collectively, “Borrower”) as Borrower, the financial institutions or entities from time to time party thereto as lenders (collectively, the “Lender”) and Agent, as agent for the Lender. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an officer of Borrower, knowledgeable of all Borrower financial matters, and is authorized to provide certification of information regarding Borrower; hereby certifies, in such capacity, that in accordance with the terms and conditions of the Loan Agreement, Borrower is in compliance for the period ending ___________ of all covenants, conditions and terms and hereby reaffirms that all representations and warranties contained therein are true and correct on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standards of materiality contained in the Loan Agreement as to such representations and warranties. Attached are the required documents supporting the above certification. The undersigned further certifies that these are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year-end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED
Interim Financial Statements	Quarterly within 45 days
Audited Financial Statements	FYE within 90 days

EBITDA	$______________
NETREVENUE	$

Very Truly Yours,

Parts iD, Inc.
Parts iD, LLC

By:
Name:
Its:

EXHIBIT E

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [  ], 20[  ], and is entered into by and between__________________., a ___________ corporation (“Subsidiary”), and JGB Collateral, LLC, a Delaware limited liability company (as “Agent”).

RECITALS

A. Subsidiary’s Affiliate, Parts iD, Inc. (“Borrower”) has entered into that certain Loan and Security Agreement dated October 21, 2022, with the several financial institutions or entities from time to time party thereto as lender (collectively, the “Lender”) and Agent, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B. Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Borrower’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Agent agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.	By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were the Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that (a) with respect to (i) Section 5.1 of the Loan Agreement, Subsidiary represents that it is an entity duly organized, legally existing and in good standing under the laws of [ ], (b) neither Agent nor Lender shall have any duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, and (c) that if Subsidiary is covered by Borrower’s insurance, Subsidiary shall not be required to maintain separate insurance or comply with the provisions of Sections 6.1 and 6.2 of the Loan Agreement.. To the extent that Agent or Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall flow only to Borrower and not to Subsidiary or any other Person or entity. By way of example (and not an exclusive list): (i) Agent’s providing notice to Borrower in accordance with the Loan Agreement or as otherwise agreed among Borrower, Agent and Lender shall be deemed provided to Subsidiary; (ii) a Lender’s providing the Term Loan Advances to Borrower shall be deemed an advance to Subsidiary; and (iii) Subsidiary shall have no right to request a Term Loan Advance or make any other demand on Lender.

3.	Subsidiary agrees not to certificate its equity securities without Agent’s prior written consent, which consent may be conditioned on the delivery of such equity securities to Agent in order to perfect Agent’s security interest in such equity securities.

4.	Subsidiary acknowledges that it benefits, both directly and indirectly, from the Loan Agreement, and hereby waives, for itself and on behalf on any and all successors in interest (including without limitation any assignee for the benefit of creditors, receiver, bankruptcy trustee or itself as debtor-in-possession under any bankruptcy proceeding) to the fullest extent provided by law, any and all claims, rights or defenses to the enforcement of this Joinder Agreement on the basis that (a) it failed to receive adequate consideration for the execution and delivery of this Joinder Agreement or (b) its obligations under this Joinder Agreement are avoidable as a fraudulent conveyance.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:

_________________________________.

By:
Name:
Title:

Address:

Telephone: ___________
Email: ____________

AGENT:

JGB COLLATERAL, LLC

By:
Name:
Title:

Address:

21 Charles Street

Westport, CT 06880

Email: hdorbandt@jgbcap.com

Telephone: 212-355-5771

EXHIBIT F

ADVANCE REQUEST

Parts iD, Inc. (“Borrower”) hereby requests from _________ (“Lender”) a Term Loan Advance in the amount of five million five hundred thousand Dollars ($5,500,000) of actual availability after deduction of original issue discount) on ______________, _____ (the “Advance Date”) pursuant to the Loan and Security Agreement among Borrower, Agent and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

Wire Funds to Borrower’s account

Bank:

Address:

ABA Number:

Account Number:

Account Name:

Contact Person:

Phone Number

To Verify Wire Info:

Email Address:

Borrower represents that the conditions precedent to the Term Loan Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of the Term Loan Advance, including but not limited to: (i) that no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; (iii) that Borrower is in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would constitute a Default or Event of Default under the Loan Documents. Borrower understands and acknowledges that Agent has the right to review the financial information supporting this representation and, based upon such review in its sole discretion, Lender may decline to fund the requested Term Loan Advance.

Executed as of [           ], 2022.

BORROWER:

Parts iD, Inc.

SIGNATURE:
TITLE:
PRINT NAME:

Exhibit G

Form of Warrants

Exhibit I

Registered Intellectual Property